Exhibit 23.1




                          Independent Auditor's Consent


The Board of Directors
Viseon, Inc.:


We consent to incorporation by reference in Pre Effective Amendment No. 2 to the registration statement on Form S-2 of Viseon, Inc. (formerly RSI Systems, Inc.) of our report dated October 2, 2001, relating to the balance sheet of Viseon, Inc. as of June 30, 2001 and June 30, 2000 and the related statements of operations, stockholders' equity, and cash flows for the years ended June 30, 2001 and June 30, 2000, which report appears in the June 30, 2001 annual report on Form 10-KSB of Viseon, Inc.




                                              /s/ Virchow, Krause & Company, LLP


Minneapolis, Minnesota
November 19, 2001